Exhibit 99.1

Flexsteel Reports Strongest First Quarter in History

DUBUQUE, Iowa--(BUSINESS WIRE)--October 15, 2013--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported net sales of $104.3 million for the quarter ended September 30, 2013, an increase of 14% from the prior year quarter. Residential net sales increased approximately 16% to $84.0 million in the current quarter, primarily due to increased sales of upholstered and ready to assemble products. Commercial net sales increased approximately $1.4 million or 8% to $20.3 million.

Net income for the first fiscal quarter ended September 30, 2013 was $3.8 million or $0.51 per share compared to $2.9 million or $0.40 per share for the prior year quarter.

Gross margin as a percent of net sales for the quarter ended September 30, 2013 was 22.7% compared to 23.1% for the prior year quarter. The decrease of 0.4% is primarily due to changes in product mix and price discounting on certain traditional case goods to improve operating efficiency. The discounting may continue for the remainder of the fiscal year as we realign inventory to focus on growth opportunities.

Selling, general and administrative (SG&A) expenses as a percent of net sales for the current quarter improved to 17.5% from 18.3% in the prior year quarter. The percentage decrease reflects fixed cost leverage on higher sales volume offset by increased legal costs of $0.4 million related to an Indiana civil lawsuit. In addition, the prior year quarter included approximately $0.5 million of executive transition costs.

Working capital (current assets less current liabilities) at September 30, 2013 was $117.2 million compared to $113.7 million at June 30, 2013. Changes in working capital from June 30, 2013 to September 30, 2013 include increases in inventory of $4.7 million, accounts receivable of $2.9 million and current liabilities of $3.9 million. The higher inventory levels support increased residential sales volume and expanded product offerings. The accounts receivable increase is primarily due to higher sales volume in the current quarter and the timing of collections.

Cash decreased by $0.3 million during the first fiscal quarter of 2014 with net cash provided by operating activities of $1.2 million, capital expenditures of $0.7 million and payment of dividends of $1.1 million. The Company expects that capital expenditures for the remainder of fiscal year 2014 will be approximately $3.5 million, primarily for delivery and manufacturing equipment and information technology infrastructure.

All earnings per share amounts are on a diluted basis.

Outlook
The Company believes that top line growth will continue through the end of fiscal year 2014. Residential growth is expected to continue with existing customers and products, and through expanding our product portfolio and customer base. The Company expects this growth to be led by increased demand for upholstered and ready to assemble products. The Company anticipates sales of commercial products to moderately increase for the remainder of the fiscal year. The Company is confident in its ability to take advantage of market opportunities.

The Company remains committed to its core strategies, which include a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet through emphasis on cash flow and increasing profitability. We believe these core strategies are in the best interest of our shareholders.

About Flexsteel
Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

Analysts Conference Call
The Company will host a conference call for analysts on October 16, 2013, at 10:30 a.m. Central Time. To access the call, please dial 1-866-830-5279 and provide the operator with ID# 55755852. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-585-8367 and entering ID# 55755852.

Forward-Looking Statements
Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, including expenses related to the Indiana civil litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)

	September 30,	June 30,
	2013	2013
ASSETS

CURRENT ASSETS:
Cash	$10,625	$10,934
Trade receivables, net	38,926	36,075
Inventories	97,131	92,417
Other	10,008	9,775
Total current assets	156,690	149,201

NONCURRENT ASSETS:
Property, plant, and equipment, net	31,696	32,145
Other assets	11,734	11,193

TOTAL	$200,120	$192,539

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$16,262	$13,927
Accrued liabilities	23,180	21,575
Total current liabilities	39,442	35,502

LONG-TERM LIABILITIES:
Other long-term liabilities	6,282	5,800
Total liabilities	45,724	41,302

SHAREHOLDERS’ EQUITY	154,396	151,237

TOTAL	$200,120	$192,539

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	September 30,
	2013	2012
NET SALES	$104,348	$91,237
COST OF GOODS SOLD	(80,703)	(70,136)
GROSS MARGIN	23,645	21,101
SELLING, GENERAL AND ADMINISTRATIVE	(18,209)	(16,710)
OPERATING INCOME	5,436	4,391
INTEREST AND OTHER INCOME	502	161
INCOME BEFORE INCOME TAXES	5,938	4,552
INCOME TAX PROVISION	(2,170)	(1,680)
NET INCOME	$3,768	$2,872

AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING:
Basic	7,125	6,938
Diluted	7,432	7,241
EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.53	$0.41
Diluted	$0.51	$0.40

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended
	September 30,
	2013	2012
OPERATING ACTIVITIES:
Net income	$3,768	$2,872
Adjustments to reconcile net income to net cash
(used in) provided by operating activities:
Depreciation	1,011	792
Deferred income taxes	(244)	(19)
Stock-based compensation expense	105	312
Provision for losses on accounts receivable	86	30
Gain on disposition of capital assets	(5)	(1)
Changes in operating assets and liabilities	(3,478)	(7,503)
Net cash provided by (used in) operating activities	1,243	(3,517)

INVESTING ACTIVITIES:
Net purchases of investments	(324)	(159)
Proceeds from sale of capital assets	11	1
Capital expenditures	(679)	(3,005)
Net cash used in investing activities	(992)	(3,163)

FINANCING ACTIVITIES:
Dividends paid	(1,066)	(1,035)
Proceeds from issuance of common stock	506	273
Net cash used in financing activities	(560)	(762)

Decrease in cash	(309)	(7,442)
Cash at beginning of period	10,934	13,970
Cash at end of period	$10,625	$6,528

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, 563-585-8392
Chief Financial Officer